Exhibit 99.432

Energy Trading Dallas, TX July 9, 1999

Opportunities in California CA Energy & Transmission markets not separate. ISO schedules PX market when congestion exists. Artificial restrictions on bidding for transmission. PX market not portable. ISO moving to sell firm rights on all transmission. May reduce transmission available to PX in ISO CONG. Existing contract capacity cannot be traded in ISO market. Hours treated as independent markets. Creates problems in setting physically feasible schedules. Creates problems in scheduling block trades.

Solution to CalPX Problems Enhance the PX market. Combine energy and transmission trading in PX. Participants bid to buy and sell transmission as well as energy. Owners of firm transmission rights can bid to sell transmission. Owners of existing contracts can bid to sell transmission. Couple the markets from hour to hour. Participants can specify ramping constraints. Participants can bid blocks of energy across hours. Can extend to include ancillary services. PX is interested and working with us to specify.

Other Opportunities Market design is portable and flexible. Can be used anywhere an ISO, RTO or TRANSCO defines tradable firm transmission rights (FTRs). RTOs defining FTRs seems to be on the rise. Allows voluntary participation in market. Does not have to be a mandatory "PoolCo." Possible to start market with auction then add on a continuous trading system. "Off the shelf" market systems usable with minimal modification are attractive. PX talking to Commonwealth Edison for Mid-West.

Competing Products Existing energy market structures: APX trading system. Continuous trading as opposed to an auction. Does not incorporate any transmission considerations. OM Scandinavian market. Limited ability to handle transmission. PJM "PoolCo." More of an ISO scheduling system. Must schedule supply and demand via bidding to ISO. No bidding to buy and sell transmission only. Ex-post pricing problems.

Success Factors Provide flexible market structure. Allows trading of energy Allows trading of firm transmission rights defined in a variety of ways. Maintain transparency. Participant can check that its schedule is optimal for the locational prices without knowledge of others' bids.

Key Elements Services Defining market structure that incorporates features desired by the client. Implementation Market engine can be implemented using off the shelf optimization packages. Allows rapid modifications for changes to market. Reduce costs and development time. User-friendly interface needed to simplify the bidding and scheduling processes for market participants. Settlements systems needed.

Development and Partnership Similar market mechanism is not available. PSC develops auction engine at PX expense ($1.2M). Interface is PX Trade Application (at first?). OM property to be enhanced at PX expense. Opportunity to partner with OM. OM provides Trade Application, Database and settlements. PSC provides market engine. Opportunity to partner with PX. PX and PSC may partner to expand into new territories.

Sales to PX PSC is at PX and working with them closely. Demonstrated knowledge of California markets. Identify potential problems before they become large. Proposed market provides solution to shortcomings. PX wants to move into other regions. Set up and run exchanges in other regions. Proposed market provides portability by breaking dependence upon ISO. PSC can provide resources to run the new exchanges.

Sales in Other Regions Help PX improve operation of its markets. Helps PX to move into other regions. PSC can make inroads as partner to PX. PSC gains credential as architect of PX redesign. PSC would design new market protocols and systems to replace the OM auction. PSC can use success to help sell its market services.